Exhibit 21

                         Subsidiaries of the Company

During fiscal 1994, the Company had the following subsidiaries, all of which are included in the consolidated financial statements incorporated in this report:

     AKOM, Ltd., a Cayman Islands, B.W.I. corporation (100% owned)

     Dominion Stores, Inc., a Virginia corporation (100% owned)

     Tultex International, Inc., a Virginia corporation (100% owned)

     Logo 7, Inc., a Virginia corporation (100% owned)

     Universal Industries, Inc., a Massachusetts corporation (100% owned)

     Tultex Canada, Inc., a Canadian corporation (78% owned)